Exhibit 99.1

STAAR Surgical Generates $19.8 Million in Fourth Quarter Revenue

Visian® ICL™ Units Increase by 38% During Quarter and 26% for the Year
Visian ICL Gains Market Share in Seven of Top Ten Markets During the Year
Operations Generate $1.1 Million in Cash During Fourth Quarter
 Divestiture of Domilens Results in Year End Adjusted Cash Position of Approximately $25 Million
2010 Outlook; Revenue Growth, Improved Gross Margins,
And Continued Cash Generation

MONROVIA, CA, March 2, 2010 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that revenue for the fourth quarter grew to $19.8 Million.  In addition, the Company generated more than $1 million of cash from operations during the quarter and today announces the completion of the divestiture of its German distribution subsidiary, Domilens.  As a result, the Company has substantially increased its cash position without diluting stockholders and continues to invest in its core high-margin product lines to accelerate long term, profitable growth.

Fourth Quarter Financial Highlights
-
Total sales in the fourth quarter of 2009 grew 9% to $19.8 million from the fourth quarter of 2008 due to increased sales of IOLs and ICLs and a $1.2 million favorable effect of currency offset, in part, by decreased lower margin product sales that have been de-emphasized by the company.  Sales during the fourth quarter of 2008 were $18.2 million.

-	International sales grew 17.3% to $16.1 million from the fourth quarter of 2008 due to a 47% increase in ICL sales and the $1.2 million favorable effect of currency.
-	U.S. sales declined by 15.7% to $3.8 million from the fourth quarter of 2008. This was mainly due to a decrease in lower margin non-lens and IOL product sales.
-
Gross margin decreased 140 basis points from the comparative prior year period to 55.7%, but improved 140 basis points from the third quarter of 2009.  The year over year decrease was primarily due to higher inventory provisions recorded during the current quarter.

-
Selling, general, and administrative expenses before other charges were $12 million which was a $0.7 million or 5% reduction from prior year. Total selling, general, and administrative expenses were $19.2 million compared to $18.6 million in the same quarter in 2008.

-
Operating loss was $8.2 million and included a $6.6 million charge resulting from the Moody verdict and related costs and a $0.6 million charge for patent amortization to correct the useful lives of certain patents.    Excluding these charges operating loss was approximately $1.0 million which is a 59% improvement over the fourth quarter of 2008.

-	During the fourth quarter 2009, the Company generated $1.1 million of cash from operating activities compared with cash used of $1.0 million in the fourth quarter of 2008.

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (000’S)
Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
($3,370)	($2,760)	($1,107)	($ 991)	($ 448)	$ 286	$ 464	$ 1,125

Recent Visian Implantable Collamer® Lens (ICL) Highlights
-	Fourth quarter 2009 global Visian ICL sales increased 36.9% to $6.0 million from the fourth quarter of 2008 due to increased usage despite a decline in the overall refractive market
-
Fourth quarter 2009 international Visian ICL sales increased 47.2% to $5.0 million from the fourth quarter 2008. Unit volume sales increased 45%. Fourth quarter 2009 U.S. Visian ICL sales increased 2.8% to $1.044 million from the fourth quarter 2008.

-
STAAR received regulatory approval from the Japan Ministry of Health, Labor and Welfare to market the Visian ICL in Japan. This marks the first phakic lens approval for the Japanese market.  STAAR has now begun the process to gain approval for the Visian Toric ICL™ in Japan.

-	STAAR continues to work with the FDA on the U.S. approval of the Visian Toric ICL. The agency provided additional questions last month to which the Company is preparing a response.

Recent Intraocular Lens (IOL) Highlights
-
Fourth quarter 2009 global IOL sales increased 5.3% to $9.0 million from the fourth quarter 2008 due to the favorable effect of exchange.  Unit volume decreased 12.5% but average selling prices increased 11.2%, primarily due to a sales mix shift to new, higher-priced, IOLs.

-
Fourth quarter 2009 international IOL sales increased 13.2% to $6.9 million from the fourth quarter 2008.   This was primarily due to the favorable effect of exchange and improved average selling prices partially offset by slightly lower unit volume.

-
Fourth quarter 2009 U.S.  IOL sales decreased 14.0% to $2.1 million from the fourth quarter 2008.   The nanoFLEX™ IOL adoption has been strong, particularly beginning in December, driven by the positive outcomes noted by the Collamer Accommodating Study Team (CAST). Those increases have continued through the first two months of 2010.

-
Based upon the First Phase Assessments from the CAST a protocol for a clinical study of the nanoFLEX IOL was submitted to the FDA during the quarter (CAST II).  The STAAR research and development team is working with the Company’s regulatory team to also submit a protocol for a clinical study of a newly designed nanoFLEX IOL which could potentially enhance the visual near and intermediate results observed by CAST.  The Company refers to this development project as CAST III.

“Our fourth quarter marked the completion of a challenging though fairly successful year for STAAR Surgical,” said Barry G. Caldwell, President and CEO.  “We generated cash from operations for both the quarter and the full year, which was one of our key goals.   We invested in our core product lines, launched new and highly competitive offerings in the IOL space, obtained approval in Japan for the Visian ICL, released the first results of our Collamer Accommodating Study Team (CAST), continued to generate strong global sales momentum for the Visian ICL and today announced the divestiture of our German distribution subsidiary.

“Globally, our focus on ICL and IOL core products resulted in an annual increase in sales over prior year,” continued Mr. Caldwell.  “The annual global Visian ICL sales growth of 15% reflects the acceptance of the ICL technology particularly given the overall decline in refractive procedures.  We believe we gained market share in seven of the top ten refractive markets according to Market Scope global procedure data.  This was led by Korea where we achieved a 56% gain in dollars and 87% gain in units, reflecting the successful execution of a strategy implemented in that market in early 2009.  According to Market Scope data we believe that Korea is the first country in which we have obtained a 10% share of the refractive market.”

Divestiture of Domilens Distribution Business

STAAR also today announced the divestiture of its German distribution subsidiary, Domilens GmbH, through a management buyout led by funds managed by Hamburg based Small Cap Buyout specialist BPE Unternehmensbeteiligungen G.m.b.H.   The gross sales price is €10.5 million (or approximately $14.3 million based on current exchange rates).   Depending on the performance of Domilens over the next three years, STAAR may earn up to an additional €675,000 (or approximately $920,000 based on exchange rates today) during that timeframe.  The transaction closed earlier today.

Domilens GmbH was founded in 1987 and is a leading distributor of ophthalmic products in Germany and generated approximately $24.3 million in net sales during 2009.   Domilens will continue to be the exclusive distribution partner of STAAR Surgical in Germany and Austria for the next three years handling STAAR’s Visian Implantable Collamer Lenses (ICL), and pre-loaded IOL products.  After the initial three year period, Domilens will have non-exclusive distribution rights for these STAAR products unless the parties were to agree to an extension of the exclusivity.   As a result of the divestiture, STAAR’s year-end adjusted cash and cash equivalents and restricted cash position is expected to be approximately $25 million. The approximate amount consists of: a post transaction cash position of $4.7 million, $7.4 million in restricted cash and approximately $12.8 million in net proceeds.

 “Domilens is a very customer focused distribution channel for ophthalmic products in Germany,” explained Mr. Caldwell.  “STAAR purchased this distribution business in stages during a five year period between 1998 and 2003.  The original intent was that Domilens would become a significant distribution channel for STAAR products.  Though the business has grown nicely STAAR products were 7.6% of Domilens revenues in 2009.  We want to thank the employees of Domilens for their contributions to STAAR.  We look forward to continuing a strong relationship as we partner with them for the distribution of STAAR products in Germany and Austria.   The divestiture is expected to immediately increase our gross margins and the proceeds from the transaction will enable us to execute sales and marketing programs for our core ICL and IOL products lines globally.    In addition, though our objective is to resolve outstanding litigation through the mediation process scheduled for later this month, we are now able to post an additional bond in order to pursue vigorously the appeal process.  Pursuing the appeal process could take up to two years, but the costs to the company in terms of management time and legal expenses would be significantly reduced from that of recent periods.”

“From a financial performance perspective, as a result of the divesture, based on 2009 results and our annual revenue will be reduced by about 30%.   This revenue generated significantly lower gross margins due to the more general nature of the business which had a greater focus on peripheral product lines with lower margins,” concluded Mr. Caldwell.  “At the same time, our core product business generates much higher overall gross margins.  We expect that over the long term the investments made possible by the divestiture’s proceeds will lead to consistently higher rates of top line growth.  Despite losing the cash from operations generated by Domilens which was $1.8 million during 2009, we still expect to generate cash from operations during 2010.”

Financial Performance for the Fourth Quarter and Full Year Ended January 1, 2010

Global product sales for the quarter were $19.8 million, a 9.2% increase over the $18.2 million reported for the fourth quarter of 2008.   International sales were up 17% over the same period in 2008 and up 14% sequentially to $16.1 million. The increase in sales was led by strong international sales of ICLs, primarily in Korea, China, and France. Visian ICL unit volume was up 45% while dollars increased by 47%.  Total U.S. sales for the fourth quarter were $3.8 million, a decrease of 15.7% from the fourth quarter of 2008. U.S. Visian ICL sales were $1.0 million, a 2.8% increase as compared to the same period of 2008.

Global product sales for 2009 were $75.3 million, a 1% increase over the $74.9 million reported for 2008. Increased sales of ICLs and IOLs were largely offset by a 15% decrease in non-lens sales. Non-lens sales decreased as expected as a result of the Company’s decision to deemphasize lower margin product. International sales for 2009 were $59.3 million, up 6% from $56.0 million in 2008.  International Visian ICL sales were $17.0 million, up 19.6% over the $14.2 million reported in 2008.  International IOL sales were $25.2 million, up 7.6% over the $23.4 million reported in 2008.  U.S. sales for 2009 were $16.1 million, down 15% from $18.9 million in 2008.  U.S. Visian ICL sales were $5.0 million, up 2.5% over $4.9 million in 2008.

Gross profit margin for the fourth quarter of 2009 was 55.7%, compared to 57.1% in the fourth quarter of 2008.  Gross profit margin for 2009 was 55.6%, compared with 53.6% for 2008.  Excluding $1.5 million in purchase accounting charges recorded in the first quarter of 2008, gross profit margin was 55.6% for the year. Gross profit margin was lower in the fourth quarter of 2009 compared with the fourth quarter of 2008 due primarily to higher inventory provisions recorded during the quarter.  Inventory reserves were significantly lower in the fourth quarter of 2008 because Collamer spherical IOL inventory, previously reserved, was consumed due to the delayed launch of the Collamer single-piece aspheric IOL and slower moving IOLs in Japan were consumed beyond expectations.  Manufacturing costs improved in the fourth quarter due to the resolution of manufacturing yield issues that negatively impacted the first three quarters of 2009.

General and administrative (“G&A”) expenses for the fourth quarter of 2009 were $4.1 million, a decrease of 5.3% over the $4.3 million incurred in the fourth quarter of 2008.  The decrease is due to lower overall spending in the U.S.  G&A expense in 2009 was $15.7 million, down slightly compared to 2008 despite an $843,000 increase in legal expenses during the year.

Marketing and selling expense for the fourth quarter was $6.5 million, a one percent increase from the fourth quarter of 2008.  The increase was due to higher headcount internationally largely offset by decreased salaries, travel, consulting fees, promotional activities and commissions in the U.S.   Marketing and selling expense for 2009 was $24.2 million, a 10.4% decrease over the $27.1 million incurred in 2008 due to decreased salaries, travel, consulting fees, promotional activities and commissions in the U.S.

Research and development expensed for the quarter was $1.5 million, a 24.1% decrease over the fourth quarter 2008, due largely to decreased salaries, consulting fees and general cost containment efforts in the U.S. and Japan.   Research and development expense for 2009 was $5.9 million, a 25.8% decrease over the $7.9 million incurred in 2008.  The decrease is due primarily to decreased salaries, consulting fees and general cost containment efforts in the U.S.

Total selling, general, and administrative expenses during the fourth quarter were $19.2 million compared to $18.6 million in the same quarter of 2008, and $53.0 million for the full year 2009 compared to $60.5 million in 2008. Total expenses related to general and administrative, sales and marketing and research and development before other expenses for the fourth quarter were $12.0 million, compared to $12.7 million during the fourth quarter of 2008, and $45.8 million in 2009 compared to $50.7 million in 2008.  This reflects a 5.2% and 9.6% respective decline from prior year and demonstrates management’s continued focus on expense management.

Other charges recorded in the fourth quarter of 2009, include the judgment plus costs associated with the jury verdict in favor of Scott C. Moody, Inc. totaling $6.6 million. In addition, the Company recorded a $0.6 million charge associated with certain patents that were determined to have shorter useful lives than originally estimated.

For the quarter ended January 1, 2010, net loss was $9.4 million or $0.27 per share, compared with $9.5 million or $0.32 per share for the fourth quarter of 2008. Non-cash expenses for the quarter were $2.2 million.  For the year ended January 1, 2010, the net loss was $14.1 million or $0.43 per share, compared with $23.2 million or $0.79 per share for the year ended January 2, 2009.  The net loss per share associated with other operating expenses was $0.21.  Total non-cash expenses were $6.4 million during 2009, compared to $10.8 million during 2008.

At January 1, 2010, cash, cash equivalents and restricted cash were $13.7 million, compared to $5.2 million at January 2, 2009.  During 2009 the Company generated $1.4 million of cash from operating activities compared with cash used in operating activities of $8.2 million in 2008.

Conference Call

The Company will host a conference call and webcast on Tuesday, March 2, 2010 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's fourth quarter and fiscal year results, and recent corporate developments. The dial-in number for the conference call is 877-941-2927 for domestic participants and 480-629-9725 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4221517#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More information is available at www.staar.com.

Safe Harbor
The financial information presented in this press release as of January 1, 2010 is preliminary and remains subject to review by STAAR’s independent registered public accountants in connection with the preparation of STAAR’s audited consolidated financial statements.  Final financial information, which STAAR will report in its Annual Report on Form 10-K for the fiscal year ended January 1, 2010, may differ.

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings; revenue; sales; cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; future sale; prospects for any product approval, including approval of the Visian Toric ICL in the U.S. or Japan; the outcome of plans to develop accommodating lenses or other products; the financial effect of the Domilens divestiture; our future performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following:  our limited capital resources and limited access to financing; our inability to use as working capital the $7.4 million in cash we have deposited to bond the Parallax appeal and up to $9.9 million that may be necessary to bond the Moody appeal until resolution of those appeals; the fact that our public accounting firm has expressed doubt about our ability to continue as a going concern in their opinion on our financial statements; the broad discretion of the FDA and other regulators in approving any medical device and the inherent uncertainty that new devices will be approved; the likelihood of administrative delays; the need in certain future FDA submissions to satisfy additional and potentially costly requirements such as third party audits; the cost of satisfying the Moody judgment or posting a $9.9 million bond to appeal it; the risk that a significant part of the proceeds of the Domilens divestiture may not be invested in improving our business because of those costs; the fact that insurance covers only a portion of the cost of litigation, cannot cover punitive damages, and may not cover compensatory damages in our recent adverse judgments; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; our future reliance on the performance of an independent exclusive distributor in Germany; the risk that sales of our newly introduced products may not restore profitability to our U.S. IOL product line; our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance and to demonstrate to the agency that its past concerns have been resolved; the willingness of surgeons and patients to adopt a new product and procedure; and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

STAAR's current data on the accommodating properties of the Collamer material derive from the reports of individual independent clinicians and have not been subjected to large scale clinical studies. STAAR's current nanoFLEX IOL does not currently have an FDA labeling claim for accommodation. STAAR cannot assure that its further research will support a claim that either its current Collamer lenses or future designs restore the eye's ability to accommodate. If clinical research does not support these claims, or supports only a narrow range of accommodation, STAAR's Collamer accommodation project may not result in increased sales. New lens designs may require clinical research studies and applying for the FDA's premarket approval, which are expensive and could result in delay or denial of approval.

Use of Non-GAAP Information

This news release presents selected items from the Company's Condensed Consolidated Statements of Operations as reported in accordance with U.S. generally accepted accounting principles ("GAAP"), and also on a non-GAAP basis after excluding certain non-recurring expenses, and excluding changes in currency. None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies.

When reviewing financial information to assess the effectiveness of initiatives to enhance long-term performance by reducing expenses, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends. In the 2008 fiscal year, the Company's results were significantly affected by the following non-recurring expenses classified in the GAAP reconciliation table as "purchase A/C [accounting] charges": a $1.5 million purchase accounting charge related to inventory purchased in the acquisition of STAAR Japan, Inc. and a $3.8 million charge for the settlement of a pre-existing distribution arrangement in connection with the STAAR Japan, Inc. acquisition. Because the effect of purchase accounting charges can overwhelm the effect of meaningful trends in the Company's business performance, management evaluates its performance excluding these non-recurring items. The Company believes that this non-GAAP measure is also helpful to investors in discerning underlying trends. The table below shows the effects of the excluded non-recurring items.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-896-6820	Christopher Gale, 646-201-5431
Barbara Domingo, 415-896-6820

(Tables to Follow)

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

		Three Months Ended					Year Ended
	% of	January 1,	% of	January 2,	% of	January 1,	% of	January 2,
	Sales	2010	Sales	2009	Sales	2010	Sales	2009

Net sales	100.0%	$19,831	100.0%	$18,157	100.0%	$75,345	100.0%	$74,894

Cost of sales	44.3%	8,777	42.9%	7,797	44.4%	33,452	46.4%	34,787

Gross profit	55.7%	11,054	57.1%	10,360	55.6%	41,893	53.6%	40,107

Selling, general and administrative expenses:
General and administrative	20.5%	4,070	23.6%	4,288	20.8%	15,696	21.0%	15,730
Marketing and selling	32.6%	6,465	35.4%	6,426	32.2%	24,249	36.1%	27,053
Research and development	7.6%	1,498	10.9%	1,974	7.8%	5,893	10.6%	7,938
Other expenses	36.3%	7,209	32.6%	5,923	9.6%	7,209	13.0%	9,773

Total selling, general and administrative expenses	97.0%	19,242	102.5%	18,611	70.4%	53,047	80.7%	60,494

Operating loss	-41.3%	(8,188)	-45.4%	(8,251)	-14.8%	(11,154)	-27.1%	(20,387)

Other income (expense):
Interest income	0.1%	24	0.1%	22	0.1%	60	0.2%	160
Interest expense	-3.1%	(618)	-1.4%	(256)	-2.4%	(1,801)	-1.2%	(901)
Loss on foreign currency	-1.0%	(200)	-2.0%	(367)	0.0%	-	-0.9%	(696)
Other income, net	0.8%	167	0.1%	22	0.4%	289	0.2%	152
Other expense, net	-3.2%	(627)	-3.2%	(579)	-1.9%	(1,452)	-1.7%	(1,285)

Loss before provision for income taxes	-44.5%	(8,815)	-48.6%	(8,830)	-16.7%	(12,606)	28.8%	(21,672)

Provision for income taxes	2.8%	565	3.5%	630	2.0%	1,491	2.0%	1,523

Net loss	-47.3%	$(9,380)	-52.1%	$(9,460)	-18.7%	$(14,097)	-30.8%	$(23,195)

Loss per share:
Basic and diluted		$(0.27)		$(0.32)		$(0.43)		$(0.79)

Weighted average shares outstanding:
Basic and diluted		34,737		29,496		32,498		29,474

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

		Three Months Ended					Year Ended

	% of	January 1,	% of	January 2,	%	% of	January 1,	% of	January 2,	%
Geographic Sales	Sales	2010	Sales	2009	Change	Sales	2010	Sales	2009	Change
United States	19.0%	$3,759	24.6%	$4,458	-15.7%	21.4%	$16,088	25.3%	$18,927	-15.0%

Germany	33.0%	6,543	32.2%	5,864	11.6%	32.2%	24,286	33.6%	25,124	-3.3%
Japan	17.7%	3,512	21.4%	3,878	-9.4%	19.5%	14,711	18.0%	13,485	9.1%
Korea	8.6%	1,702	3.8%	694	145.2%	7.1%	5,366	4.6%	3,471	54.6%
Other	21.7%	4,315	18.0%	3,263	32.2%	19.8%	14,894	18.5%	13,887	7.3%
Total International Sales	81.0%	16,072	75.4%	13,699	17.3%	78.6%	59,257	74.7%	55,967	5.9%

Total Sales	100.0%	$19,831	100.0%	$18,157	9.2%	100.0%	$75,345	100.0%	$74,894	0.6%

Product Sales
IOLs	45.4%	$8,998	47.0%	$8,547	5.3%	44.9%	33,861	43.8%	$32,867	3.0%
ICLs	30.3%	6,010	24.2%	4,389	36.9%	29.2%	21,973	25.5%	19,069	15.2%
Other	24.3%	4,823	28.8%	5,221	-7.6%	25.9%	19,511	30.7%	22,958	-15.0%
Total	100.0%	$19,831	100.0%	$18,157	9.2%	100.0%	$75,345	100.0%	$74,894	0.6%

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	January 1,	January 2,
	2010	2009

Cash and cash equivalents	$6,330	$4,992
Short-term investments - restricted	7,396	179
Accounts receivable trade, net	9,269	8,422
Inventories	14,820	16,668
Prepaids, deposits, and other current assets	2,591	2,009
Total current assets	40,406	32,270
Property, plant, and equipment, net	5,005	5,974
Intangible assets, net	4,148	5,611
Goodwill	7,879	7,538
Other assets	1,243	1,189
Total assets	$58,681	$52,582

Accounts payable	$7,825	$6,626
Line of credit	2,160	2,200
Deferred income taxes - current	-	282
Obligations under capital leases - current	795	989
Other current liabilities	19,552	11,366
Notes payable - current, net of discount	4,503	-
Total current liabilities	34,835	21,463
Notes payable - long-term, net of discount	-	4,414
Obligations under capital leases - long-term	1,098	1,335
Deferred income taxes - long-term	653	897
Other long-term liabilities	2,136	1,678
Total liabilities	38,722	29,787

Series A redeemable convertible preferred stock	6,784	6,768

Common stock	348	295
Additional paid-in capital	149,559	138,811
Accumulated other comprehensive income	3,256	2,812
Accumulated deficit	(139,988)	(125,891)
Total stockholders' equity	13,175	16,027
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$58,681	$52,582

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Year Ended
	January 1,	January 2,
	2010	2009
Cash flows from operating activities:
Net loss	$(14,097)	$(23,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,341	2,797
Amortization of intangibles	1,402	843
Impairment loss on patents	-	1,023
Amortization of discount	379	248
Deferred income taxes	246	238
Fair value adjustment of warrant	40	(7)
Loss on disposal of property and equipment	174	48
Stock-based compensation expense	1,457	1,513
Loss on settlement of pre-existing distribution arrangement	-	3,850
Change in pension liability	206	72
Other	193	151
Changes in working capital, net of business acquisition:
Accounts receivable	(944)	(891)
Inventories	1,587	1,125
Prepaids, deposits and other current assets	(97)	708
Accounts payable	1,525	(1,870)
Other current liabilities	7,015	5,119
Net cash provided by (used in) operating activities	1,427	(8,228)

Cash flows from investing activities:
Cash acquired in acquisition of Canon Staar, net of acquisition costs	-	2,215
Acquisition of property and equipment	(586)	(1,092)
Proceeds from sale of property and equipment	205	167
Sale of short-term investments	198	-
Purchase of short-term investments	(24)	(212)
Restricted deposit, including interest, with the Superior Court of Orange County	(7,396)	-
Net change in other assets	(10)	43
Net cash provided by (used in) investing activities	(7,613)	1,121

Cash flows from financing activities:
Borrowings under lines of credit	642	3,880
Repayments of lines of credit	(642)	(1,940)
Repayment of capital lease lines of credit	(1,147)	(983)
Net proceeds of public sale of equity securities, net of issuance fees	8,502	-
Proceeds from the exercise of stock options	1	40
Net cash provided by financing activities	7,356	997

Effect of exchange rate changes on cash and cash equivalents	168	207

Increase (Decrease) in cash and cash equivalents	1,338	(5,903)
Cash and cash equivalents, at beginning of the period	4,992	10,895
Cash and cash equivalents, at end of the period	$6,330	$4,992

STAAR Surgical Company
GAAP Reconciliation Tables
(in 000's)
Unaudited

					Q4 2009 vs. Q4 2008
	Three Months Ended 1/1/2010			Three	As Reported		Ex-Currency
Sales in Constant Currency	As Reported	Effect of Currency	Ex-Currency	Months Ended 1/02/2009	$ Change	% Change	$ Change	% Change
US	3,759	-	3,759	4,458	(699)	-16%	(699)	-16%
International	16,072	1,230	14,842	13,699	2,373	17%	1,143	8%
Total	19,831	1,230	18,601	18,157	1,674	9%	444	2%

	Year Ended 1/1/2010				As Reported		Ex-Currency
Sales in Constant Currency	As Reported	Effect of Currency	Ex-Currency	Year Ended 1/02/2009	$ Change	% Change	$ Change	% Change
US	16,088	-	16,088	18,926	(2,838)	-15%	(2,838)	-15%
International	59,257	(24)	59,281	55,968	3,289	6%	3,313	6%
Total	75,345	(24)	75,369	74,894	451	1%	475	1%

		Year Ended		As Reported Year Ended
	% of	January 1,	% of	January 2,	Purchase	Ex Purchase	% of
Statement of Operations	Sales	2010	Sales	2009	A/C Chgs	A/C Chgs	Sales

Net sales	100.0%	$75,345	100.0%	$74,894	$-	$74,894	100.0%
Cost of sales	44.4%	33,452	46.4%	34,787	(1,500)	33,287	44.4%
Gross profit	55.6%	41,893	53.6%	40,107	1,500	41,607	55.6%
Selling, general and administrative expenses
General and administrative	20.8%	15,696	21.0%	15,730	-	15,730	21.0%
Marketing and selling	32.2%	24,249	36.1%	27,053	-	27,053	36.1%
Research and development	7.8%	5,893	10.6%	7,938	-	7,938	10.6%
Other expenses	9.6%	7,209	13.0%	9,773	(3,850)	5,923	7.9%
Total selling, general and administrative expenses	70.4%	53,047	80.7%	60,494	(3,850)	56,644	75.6%
Operating loss	-14.8%	(11,154)	-27.1%	(20,387)	5,350	(15,037)	-20.0%
Other income (expense):
Interest income	0.1%	60	0.2%	160	-	160	0.2%
Interest expense	-2.4%	(1,801)	-1.2%	(901)	-	(901)	-1.2%
Loss on foreign currency	0.0%	-	-0.9%	(696)	-	(696)	-0.9%
Other income, net	0.4%	289	0.2%	152	-	152	0.2%
Total other expense, net	-1.9%	(1,452)	-1.7%	(1,285)	-	(1,285)	-1.7%
Loss before provision for income taxes	-16.7%	(12,606)	-28.8%	(21,672)	5,350	(16,322)	-21.7%
Income tax provision	2.0%	1,491	2.0%	1,523	-	1,523	2.0%
Net loss	-18.7%	$(14,097)	-30.8%	$(23,195)	$5,350	$(17,845)	-23.7%
Loss per share: basic and diluted		$(0.43)		$(0.79)	$0.18	$(0.61)
Weighted average shares outstanding: basic and diluted		32,498		29,474	29,474	29,474

Year End Adjusted Cash (in $000s)
Cash and cash equivalents at year end	$6,330
Restricted cash at year end	7,396
Estimated net cash proceeds from Domilens sale	12,772
Domilens cash balance at year end	(1,597)
Year End Adjusted Cash	$24,901

							Q4 2009 vs. Q4 2008
Selling, general and administrative expenses before "other expenses"	Three Months Ended 1/1/2010			Three Months Ended 1/2/2009			As Reported		Ex-Other expenses
Selling, general and administrative expenses:	As Reported	Exclude "Other expenses"	Ex-Other expenses	As Reported	Exclude "other expenses"	Ex-Other expenses	$ Change	% Change	$ Change	% Change
General and administrative	$4,070		$4,070	$4,288		$4,288	$(218)	-5.1%	$(218)	-5.1%
Marketing and selling	6,465		6,465	6,426		6,426	39	0.6%	39	0.6%
Research and development	1,498		1,498	1,974		1,974	(476)	-24.1%	(476)	-24.1%
Other expenses	7,209	(7,209)	-	5,923	(5,923)	-	1,286	21.7%	-	0.0%
Total selling, general and administrative expenses	$19,242	$(7,209)	$12,033	$18,611	$(5,923)	$12,688	$631	3.4%	$(655)	-5.2%

								Q4 2009 vs. Q4 2008
	Three Months Ended 1/1/2010				Three Months Ended 1/2/2009			As Reported		Ex-Other expenses
Operating loss excluding Moody verdict and patents adjustment	As Reported	Exclude Moody	Ex-Patents	Adjusted	As Reported	Ex Other Expenses	Adjusted	$ Change	% Change	$ Change	% Change
Operating loss	$(8,188)	$6,627	$615	$(946)	$(8,251)	$5,923	$(2,328)	$63	-0.8%	$1,382	-59.4%

Selling, general and administrative expenses before "other expenses"	Year Ended 1/1/2010			Year Ended 1/2/2009			As Reported		Ex-Other expenses
Selling, general and administrative expenses:	As Reported	Exclude "other expenses"	Ex-Other expenses	As Reported	Exclude "other expenses"	Ex-Other expenses	$ Change	% Change	$ Change	% Change
General and administrative	$15,696		$15,696	$15,730		$15,730	$(34)	-0.2%	$(34)	-0.2%
Marketing and selling	24,249		24,249	27,053		27,053	(2,804)	-10.4%	(2,804)	-10.4%
Research and development	5,893		5,893	7,938		7,938	(2,045)	-25.8%	(2,045)	-25.8%
Other expenses	7,209	(7,209)	-	9,773	(9,773)	-	(2,564)	-26.2%	-	0.0%
Total selling, general and administrative expenses	$53,047	$(7,209)	$45,838	$60,494	$(9,773)	$50,721	$(7,447)	-12.3%	$(4,883)	-9.6%

	Three Months Ended 1/1/2010
Net loss per share excluding "other expenses"	As Reported	Exclude "other expenses"	Adjusted
Net loss	$(9,380)	$7,209	$(2,171)
Loss per share:
Basic and diluted	$(0.27)	$0.21	$(0.06)

Weighted average shares outstanding:
Basic and diluted	34,737	34,737	34,737